Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR
IN PART, IN, INTO OR FROM ANY JURISDICTION
WHERE TO DO SO WOULD CONSTITUTE A
VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION

For immediate release

16 June 2011

This announcement does not constitute an announcement
of a firm intention to make an offer under Rule 2.5 of
the City Code on Takeovers and Mergers

Cooper Industries plc Proposed Acquisition of Laird plc

Intention to Create World Class Suite of Electronic Circuit Protection, Power Management
Solutions and Wireless Infrastructure Systems

Cooper Industries plc (NYSE: CBE) (“Cooper”) today announces that on 1 June it made a proposal to the Board of Laird plc (“Laird”) to acquire Laird by way of a cash offer at 185 pence per Laird share, a 35% premium to yesterday’s closing price. This proposal is subject only to limited pre-conditions. Cooper believes there is a strong rationale for this transaction and that an all cash offer at this level would provide Laird shareholders with an attractive premium combined with the certainty of cash value now.

The Board of Laird has rejected this proposal. Cooper is disappointed that despite its efforts to enter into a constructive dialogue with Laird on several occasions, the Laird Board has stated that it is currently unwilling to engage with Cooper. Cooper’s strong preference remains to work towards a recommended transaction through a constructive dialogue with the Laird Board.

Cooper is proposing an all cash offer of 185 pence per Laird share, to be made by Cooper Industries Holdings (Ireland) Limited (“Holdings”), a newly incorporated subsidiary of Cooper. This offer would value the existing issued share capital of Laird at approximately £493 million. This proposal represents a 35% premium to the Laird closing share price of 137.3 pence as of 15 June 2011 and is a 30% premium to the average closing price of Laird’s shares over the period of 12 months ended on 15 June 2011.

The combination of Laird with Cooper’s Bussmann division would create:

•	a leading electrical and electronics circuit protection, power management and industrial wireless business;

•	a compelling suite of electromagnetic interference, radio frequency and circuit protection components;

•	a world class power management product line complete with thermal management, power magnetics and signal integrity products;

•	a leading wireless business serving transportation, commercial construction, mining and industrial customers; and

•	a business with the opportunity to realise financial performance commensurate with Cooper’s operating discipline.

Cooper has a proven track record of successfully acquiring and integrating 34 companies over the past 7 years to build a portfolio of products and services for our customers across industrial, utility, commercial and residential markets. Cooper has manufacturing facilities in 23 countries and commercial operations in over 100 countries. Globally, Cooper has approximately 25,000 employees worldwide, including approximately 4,100 in Europe, of which 2,100 are located in the United Kingdom.

Commenting on the proposed transaction, Cooper Chairman and CEO Kirk Hachigian said, “Laird has a strong product portfolio backed by a highly talented engineering and R&D team. Combining Bussmann’s leading electronics and industrial products with Laird’s suite of performance material, components and wireless system offerings, Cooper Industries would create a world class portfolio of circuit protection, power management and industrial wireless solutions. Through this product portfolio combination, along with the benefit of Cooper’s proven financial and operating disciplines, we are able to provide the Laird Board with a proposal that represents a significant premium in cash to Laird’s current share price. We hope to engage the Board of Laird with the goal of securing a recommended transaction.”

The announcement of any formal offer under Rule 2.5 of the Takeover Code would be subject to the satisfaction of the following pre-conditions:

a)	Satisfactory completion of a limited, confirmatory due diligence review by Cooper and its professional advisors, including limited access to Laird management;

b)	Laird’s Board, as advised by its financial advisors, unanimously and unconditionally recommending the formal offer;

c)	Each of the Directors of Laird giving firm irrevocable undertakings to Cooper to accept the offer in respect of all the Laird shares in which they have an interest;

d)	Irrevocable undertakings being received, in terms satisfactory to Cooper, from the main shareholders of Laird to accept the offer in respect of their Laird shares. Cooper would expect to receive all reasonable assistance from the Board and management in promoting the transaction to Laird shareholders and other relevant stakeholders;

e)	Laird entering into a customary inducement fee and non-solicitation agreement;

f)	Approval of the final terms of the offer by Cooper’s Board; and

g)	Agreement on the form of the Rule 2.5 announcement incorporating customary terms and conditions for a UK public offer.

RESERVATIONS

Cooper and Holdings reserve the right to revise or revoke the terms on which this proposal is made, including the ability to waive some or all of the above pre-conditions. Cooper and Holdings reserve the right to announce an offer at a price below 185 pence per Laird share in the event that:

a)	the Board of Laird agrees and recommends an offer at the reduced price;

b)	a third party announces a firm intention to make an offer for Laird;

c) the issued and to be issued share capital of Laird comprises a greater number of ordinary shares than that which has been assumed;

d)	Laird announces, declares or pays a dividend or any other distribution to its shareholders; or

e)	There occurs a material event which negatively impacts the value of Laird.

SOURCES AND BASES

Unless otherwise stated, financial and other information concerning Laird and Cooper has been extracted from published sources or from Cooper’s management sources.
The value attributed to Laird’s issued share capital is based on an assumed number of Laird shares in issue of 266,302,206, as disclosed in Laird’s 2010 annual report.
All prices for Laird shares have been derived from the company website and the Daily Official List of the London Stock Exchange and represent the closing price on the relevant date.
Information in relation to the average closing price per Laird share over the twelve month period ended 15 June 2011 is for the period from 16 June 2010 up to and including 15 June, 2011 (only trading days are included in the average).

Enquires:
Cooper Industries plc

David Barta, Senior VP and CFO (+1 713 209 8478)

Daniel Swenson, VP Investor Relations (+1 713 209 8484)

Barclays Capital (Financial Adviser to Cooper and Holdings)

Mark Warham, Managing Director, (+44 20 7623 2323)

Mark Todd, Managing Director, (+44 20 7623 2323)

Bertie Whitehead, Director Corporate Broking (+44 20 313 49802)

Financial Dynamics (Public relations)

United Kingdom

Richard Mountain, Senior Managing Director (+44 20 7269 7186)

Andrew Lorenz, Chairman Financial Communications (+44 20 7269 7113)

United States – Media Only

Kal Goldberg, Senior Managing Director (+1 212 850 5731)

David Roady, Senior Managing Director (+1 212 850 5632)

Further information

This is an announcement falling under Rule 2.4 of the City Code on Takeovers and Mergers (the “Code”). It does not represent the announcement of a firm intention to make an offer under Rule 2.5 of the Code. Accordingly, there can be no certainty that any offer will ultimately be made, even if the pre-conditions to the proposal are satisfied or waived.

Barclays Capital, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for Cooper and Holdings and no-one else in relation to the proposal referred to in this announcement, and will not be responsible to anyone other than Cooper and Holdings for providing the protections afforded to Barclays Capital’s clients or for providing advice in relation to the proposal or other matters referred to in this announcement.

This announcement is not intended to, and does not, constitute or form part of any offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities whether pursuant to this announcement or otherwise. The distribution of this announcement in jurisdictions outside the United Kingdom may be restricted by law and therefore persons into whose possession this announcement comes should inform themselves about, and observe, such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities law of any such jurisdiction.

Forward Looking Statements

This announcement may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and the financial condition indicated in these forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: market and economic conditions, competitive pressures, volatility of raw material, transportation and energy costs, our ability to develop and introduce new products, our ability to implement revenue growth plans and cost-reduction programs, mergers and acquisitions and their integration, implementation of manufacturing rationalization programs, changes in mix of products sold, changes in financial markets including currency exchange rate fluctuations and changes in legislation and regulations (including changes in tax laws). A discussion of these factors may be found in Cooper’s Annual Report on Form 10-K and other recent SEC filings.

About Cooper Industries

Cooper Industries plc (NYSE: CBE) is a global electrical products manufacturer with 2010 revenues of $5.1 billion. Founded in 1833, Cooper’s sustained success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has seven operating divisions with leading market positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2010 fifty-nine percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2011. For more information, visit the website at www.cooperindustries.com.

Dealing disclosure requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.